Exhibit 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER

among

WEST COAST BANCORP

and

WEST COAST BANK

and

MID-VALLEY BANK

Dated as of February 1, 2006

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(continued)

-ii-

(continued)

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(continued)

		Page
10.2	Expenses	41
10.3	Notices	41
10.4	Interpretation	42
10.5	Counterparts	42
10.6	Entire Agreement	42
10.7	Governing Law	42
10.8	Severability	42
10.9	Assignment	42
10.10	Third Party Beneficiaries	42
List of Exhibits

Exhibit A	Plan of Merger
Exhibit B	Form of Affiliate Letter

Note:	Copies of Exhibits and Disclosure Schedules referenced in the Agreement and Plan of Merger have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

-iv-

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of February 1, 2006 (this “Agreement”), is by and among WEST COAST BANCORP, an Oregon corporation (“Bancorp”), WEST COAST BANK, an Oregon state-chartered bank (“WCB”), and MID-VALLEY BANK, an Oregon state-chartered bank (“Mid-Valley”).

        WHEREAS, the boards of directors of Bancorp and WCB and of Mid-Valley have determined that it is in the best interests of their respective companies and shareholders to consummate the merger provided for herein in which Mid-Valley will, subject to the terms and conditions set forth herein, merge with and into WCB (the “Merger”), so that WCB is the surviving bank in the Merger;

        WHEREAS, as an inducement for Bancorp and WCB to enter into this Agreement and consummate the Merger, each of the directors of Mid-Valley is entering into agreements dated as of the date of this Agreement pursuant to which, among other things, each such person has agreed to (i) vote their shares of Mid-Valley common stock in favor of approval of the Merger, (ii) the cancellation of any unexercised stock options at the time of the Merger in exchange for a cash payment based on the cash to be paid for a portion of the shares in the Merger; and (iii) refrain from competing with Bancorp and WCB for a period of one year; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement, Mid-Valley will merge with and into WCB at the Effective Time (as defined in Section 1.2) in accordance with the Oregon Bank Act (the “Act”). WCB will be the surviving bank (hereinafter sometimes called the “Surviving Bank”) in the Merger, and will continue its existence under the laws of the State of Oregon. Upon consummation of the Merger, the separate existence of Mid-Valley will terminate.

        1.2 Effective Time; Closing. The Merger shall become effective as set forth in a plan of merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”), which will be filed with the Director of the Department of Consumer and Business Services of the State of Oregon (the “Oregon Director”), on the Closing Date (as defined below). The date and time when the Merger becomes effective, as set forth in the Plan of Merger, is herein referred to as the “Effective Time.” Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at a date, time, and place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII of this Agreement (the “Closing Date”).

        1.3 Legal Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in ORS 711.190.

        1.4 Effects on Capital Stock. Subject to the other provisions of this Agreement, at and after the Effective Time:

(a) Each share of the common stock, no par value, of Bancorp (“Bancorp Common Stock”) issued and outstanding immediately prior to the Effective Time will remain an issued and outstanding share of common stock of Bancorp.

(b) Each share of the common stock, no par value, of WCB (“WCB Common Stock”) issued and outstanding immediately prior to the Effective Time will remain an issued and outstanding share of common stock of the Surviving Bank.

(c) Except as set forth in Article II of this Agreement with respect to Dissenting Shares and Treasury Shares (each as defined therein), each share of the common stock, no par value per share, of Mid-Valley (“Mid-Valley Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive either Bancorp Common Stock or cash, or a combination of Bancorp Common Stock and cash, as provided in Article II of this Agreement.

        1.5 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of WCB, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Bank.

        1.6 Bylaws. At the Effective Time, the Bylaws of WCB, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Bank.

        1.7 Directors and Officers.

(a) From and after the Effective Time, the board of directors of the Surviving Bank will include the members of the board of directors of WCB as constituted immediately prior to the Effective Time, together with such additional directors who may thereafter be elected, all of whom shall hold office until their successors are elected and qualified.

(b) From and after the Effective Time, the officers of the Surviving Bank will be the officers of WCB immediately prior to the Effective Time, together with such additional officers as may thereafter be appointed, all of whom shall hold office until such time as their successors are appointed in accordance with the Bylaws of the Surviving Bank.

        1.8 Tax Consequences. It is intended that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as

amended (the “Code”), and that this Agreement will constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

ARTICLE II
CONVERSION OF MID-VALLEY SHARES

        2.1 Conversion of Mid-Valley Common Stock. Subject to the provisions of this Agreement, at the Effective Time:

(a) By virtue of the Merger and without any further action, each share of Mid-Valley Common Stock issued and outstanding immediately prior to the Effective Time (other than shares (“Dissenting Shares”) as to which a dissenting shareholder has taken the actions required by ORS 711.175 relating to dissenters’ rights) shall be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Sections 2.2 and 2.3 below, either: (1) cash (the “Cash Consideration”) in an amount equal to the Per Share Shareholder Consideration (as defined below), or (2) a number of shares of Bancorp Common Stock in an amount equal to (x) the Per Share Shareholder Consideration divided by (y) the Bancorp Average Closing Price (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”), provided that any shares (such shares, “Treasury Shares”) of Mid-Valley Common Stock owned (other than in a fiduciary capacity) by Bancorp or any of its Subsidiaries (as defined in Section 4.1(b)) will not be converted in the Merger but will be cancelled without consideration. Each Dissenting Share shall be treated in accordance with the provisions of the Act relating to dissenters’ rights.

        For purposes of this Article II:

“Bancorp Average Closing Price” means the average (rounded to the nearest penny) of the Daily Closing Prices of Bancorp Common Stock for the 10 trading days immediately preceding the Determination Date.

“Daily Closing Price” means for any trading day, subject to the following sentence, the last reported trade price as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which Bancorp and Mid-Valley shall mutually agree. If there are no reported trades on any trading day, such day shall be deemed to be a non-trading day.

“Determination Date” means the date which is five business days immediately prior to the Closing Date.

“Exchange Ratio” means 0.7066.

“Mid-Valley Additional Shares” means the number of Mid-Valley Closing Shares in excess of 1,146,930.

“Mid-Valley Closing Shares” means the number of shares of Mid-Valley common stock outstanding on the Closing Date.

“Per Share Shareholder Consideration” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing (x) the Total Shareholder Consideration by (y) Mid-Valley Closing Shares.

“Total Cash Amount” means (a) $5,008,965 plus (b) the product of (x) $4.8119 times (y) the Mid-Valley Additional Shares.

“Total Shareholder Consideration” means the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

“Total Stock Amount” means:

(i) if the Bancorp Average Closing Price is equal to or less than $30.15, the “Total Stock Amount” equals the product of (x) the Exchange Ratio times (y) Mid-Valley Closing Shares times (z) 0.75; or

(ii) if the Bancorp Average Closing Price is more than $30.15, the “Total Stock Amount” equals the product of (a) the Exchange Ratio times (b) Mid-Valley Closing Shares times (c) 0.75 times (d) the quotient obtained by dividing $30.15 by the Bancorp Average Closing Price.

“Total Stock Consideration” means the product of (x) the Total Stock Amount times (y) the Bancorp Average Closing Price.

        A Mid-Valley shareholder may elect to receive a combination of cash and Bancorp Common Stock in exchange for his or her shares of Mid-Valley Common Stock, provided that with respect to each individual share held, a shareholder must elect to receive either the Cash Consideration or the Stock Consideration.

(b) All of the shares of Mid-Valley Common Stock converted into the Merger Consideration pursuant to this Article II will no longer be outstanding and will automatically be canceled and cease to exist as of the Effective Time, and each certificate (each a “Mid-Valley Certificate”) previously representing any shares of Mid-Valley Common Stock shall thereafter represent only the right to receive the Merger Consideration and any cash to be paid in lieu of fractional shares, in each case into which the shares of Mid-Valley Common Stock represented by such Mid-Valley Certificate have been converted pursuant to this Section 2.1 and Sections 2.3 and 2.5 of this Agreement. Mid-Valley Certificates previously representing shares of Mid-Valley Common Stock shall be exchanged for certificates representing whole shares of Bancorp Common Stock, cash and cash in lieu of fractional shares, in each case without any interest in accordance with this Agreement.

(c) If prior to the Effective Time (or as of a record date prior to the Effective Time), the outstanding shares of Bancorp Common Stock or Mid-Valley Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the Cash Consideration and Stock Consideration.

        2.2 Election Forms.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Mid-Valley Common Stock shall pass, only upon proper delivery of such certificates to the exchange agent selected by Bancorp (the “Exchange Agent”)) in such form as Bancorp and Mid-Valley may agree (the “Election Form”) shall be mailed no less than 35 days prior to the Effective Time, or on such other date as Bancorp and Mid-Valley may agree (the “Mailing Date”), to each holder of record of Mid-Valley Common Stock as of the close of business on the third business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (1) the Stock Consideration in respect of all of such holder’s Mid-Valley Common Stock (such shares, “Stock Election Shares”); (2) the Cash Consideration in respect of all of such holder’s Mid-Valley Common Stock (such shares, “Cash Election Shares”); or (3) the Stock Consideration in respect of that portion of such holder’s shares of Mid-Valley Common Stock that is equal to any whole percentage specified by such holder that is a multiple of 5 percent, rounded to the nearest whole share (“Special Stock Election Shares”), and the Cash Consideration in respect of that portion of such holder’s shares of Mid-Valley Common Stock that is equal to any whole percentage specified by such holder that is a multiple of 5 percent, rounded to the nearest whole share (“Special Cash Election Shares”), provided such percentages together shall equal 100 percent. Any shares of Mid-Valley Common Stock (other than Dissenting Shares and Treasury Shares) with respect to which the Exchange Agent has not received an effective, properly completed Election Form in which an election is made on or before 5:00 p.m., Pacific Time on the date prior to the Determination Date (the “Election Deadline”) shall be deemed to be “No Election Shares.”

(c) Bancorp shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Mid-Valley Common Stock after the Election Form Record Date and prior to the Election Deadline, and Mid-Valley shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(d) Any election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. At Bancorp’s sole discretion, an election received after the Election Deadline may be accepted if honoring such election does not result in any Mid-Valley shareholder who submitted an election prior to the Election Deadline not receiving the form of consideration such shareholder had elected. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Mid-Valley Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, and no alternative Election Form is properly completed and received by the Exchange Agent at or prior to the Election Deadline, the shares of Mid-Valley Common Stock represented by the revoked Election Form shall become No Election Shares, and Bancorp shall cause the certificates representing Mid-Valley Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent or Bancorp regarding such matters shall be binding and conclusive. Neither Bancorp nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        2.3 Allocation and Proration of Merger Consideration.

(a) Notwithstanding anything in this Agreement to the contrary, the number of shares of Mid-Valley Common Stock to be converted into the right to receive Stock Consideration in the Merger (the “Stock Election Number”) shall be equal to the quotient rounded to the nearest whole share obtained by dividing (x) the Total Stock Consideration by (y) the Per Share Shareholder Consideration. The number of shares of Mid-Valley Common Stock to be converted into the right to receive Cash Consideration in the Merger (the “Cash Election Number”) shall be equal to the number of shares of Mid-Valley Common Stock outstanding immediately prior to the Effective Time less the sum of (i) the Stock Election Number, (ii) the number of Dissenting Shares, if any, and (iii) the number of Treasury Shares.

(b) Within 10 business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Bancorp shall cause the Exchange Agent to effect the allocation among the holders of Mid-Valley Common Stock of rights to receive Bancorp Common Stock or cash in the Merger in accordance with the Election Forms and as follows:

(i) If the aggregate number of Cash Election Shares and Special Cash Election Shares (collectively, the “Cash Shares”) is greater than the Cash Election Number, then:

(A) All Stock Election Shares and Special Stock Election Shares (collectively, the “Stock Shares”), together with all No Election Shares, shall be converted into the right to receive the Stock Consideration (and cash in lieu of any fractional shares);

(B) The Exchange Agent shall select from among the Cash Shares, by a pro-rata selection process, a sufficient number of shares to be converted to Stock Shares (“Stock Designated Shares”) so that the number of Stock Designated Shares, when added to the existing Stock Shares, shall equal as closely as practicable the Stock Election Number, and all such Stock Designated Shares shall be converted into the right to receive the Stock Consideration (and cash in lieu of any fractional shares); and

(C) All remaining Cash Shares that are not Stock Designated Shares shall be converted into the right to receive the Cash Consideration.

(ii) If the aggregate number of Stock Shares exceeds the Stock Election Number, then:

(A) All Cash Shares and all No Election Shares shall be converted into the right to receive the Cash Consideration;

(B) The Exchange Agent shall select from among the Stock Shares, by a pro-rata selection process, a sufficient number of shares to be converted to Cash Shares (“Cash Designated Shares”) so that the number of Cash Designated Shares, when added to the existing Cash Shares, shall equal as closely as practicable the Cash Election Number, and all such Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and

(C) All remaining Stock Shares that are not Cash Designated Shares shall be converted into the right to receive the Stock Consideration (and cash in lieu of any fractional shares).

(iii) If neither clause (i) or (ii) above is applicable, the Exchange Agent shall select from among the No Election Shares, by a pro-rata selection process, a sufficient number of shares to be deemed Stock Election Shares, such that the total number of Stock Shares equals the Stock Election Number and any remaining No Election Shares shall be deemed to be Cash Shares and (1) all Cash Shares and No Election Shares in respect of which a Cash Election is deemed to have been made shall be converted into the right to receive the Cash Consideration and (2) all Stock Shares and No Election Shares in respect of which a Stock Election is deemed to have been made shall be converted into the right to receive the Stock Consideration (and cash in lieu of any fractional shares).

        2.4 Mid-Valley Stock Options. At the Effective Time, each option to purchase shares of Mid-Valley Common Stock granted under any stock option or similar plan of Mid-Valley (the “Mid-Valley Stock Option Plans”), which is outstanding and unexercised immediately prior to the Effective Time (the “Mid-Valley Closing Options”) shall be cancelled in exchange for a cash payment for each share subject to the option equal to the amount calculated as follows: (a) the sum of $4.8119 plus the product of (x) ..52995 times (y) the Bancorp Average Closing Price minus (b) the quotient rounded to the nearest ten-thousandth, obtained by dividing

(w) $135,000 by (z) the Mid-Valley Closing Options minus (c) the per share exercise price for such Mid-Valley Closing Option; provided that if the Bancorp Average Closing Price is in excess of $30.15, then the amount in clause (y) above shall be $30.15.

        2.5 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, all Dissenting Shares shall not be converted into or represent a right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Act, at which time such shares shall either be converted into the right to receive Bancorp Common Stock or cash pursuant to Sections 2.2 and 2.3.

        2.6 No Fractional Shares. No fractional shares of Bancorp Common Stock and no certificates therefor will be issued to represent any fractional interest, and any holder thereof will be paid cash in lieu of fractional shares equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Bancorp Average Closing Price.

ARTICLE III
EXCHANGE OF SHARES

        3.1 Bancorp to Make Shares and Cash Available. At or prior to the Effective Time, Bancorp will deposit with the Exchange Agent, for the benefit of the holders of Mid-Valley Certificates, for exchange in accordance with this Article III, certificates representing the number of shares of Bancorp Common Stock issuable in the Merger and the amount of cash payable in the Merger, including cash payable in lieu of any fractional shares (such certificates for shares of Bancorp Common Stock and cash, the “Exchange Fund”). The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to the Bancorp Common Stock held by it from time to time, except that it shall receive and hold all dividends or distributions paid or distributed in respect of such shares for the account of the persons entitled thereto.

        3.2 Exchange of Shares and Cash.

(a) As soon as practicable after completion of the allocation procedures set forth in Section 2.3, the Exchange Agent shall mail to each holder of record of a Mid-Valley Certificate or Certificates who has not previously submitted such holder’s Mid-Valley Certificates, a form letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Mid-Valley Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Mid-Valley Certificates in exchange for the Merger Consideration. After completion of the allocation procedures set forth in Section 2.3 and upon proper surrender of a Mid-Valley Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed and duly executed letter of transmittal or Election Form, as the case may be, the holder of such Mid-Valley Certificate will be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that whole number of shares of Bancorp Common Stock into which the shares of Mid-Valley Common Stock shall have been converted and (ii) a check representing the aggregate

Cash Consideration and/or amount of cash in lieu of fractional shares, if any, that such holder has the right to receive in respect of the Mid-Valley Certificate surrendered pursuant to the provisions of Article II of this Agreement, and the Mid-Valley Certificate so surrendered shall be canceled. No interest will be paid or accrued on the Cash Consideration, the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Mid-Valley Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Bancorp Common Stock will be paid to the holder of any unsurrendered Mid-Valley Certificate until the holder thereof shall have surrendered such Mid-Valley Certificate in accordance with Article II or this Article III. After the surrender of a Mid-Valley Certificate in accordance with Article II or this Article III, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to shares of Bancorp Common Stock represented by such Mid-Valley Certificate.

(c) If any certificate representing shares of Bancorp Common Stock is to be issued in a name other than that in which the Mid-Valley Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Mid-Valley Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Bancorp Common Stock in any name other than that of the registered holder, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers of the shares of Mid-Valley Common Stock on the stock transfer books of Mid-Valley. If, after the Effective Time, Mid-Valley Certificates representing such shares are presented for transfer to the Exchange Agent, they will be canceled and exchanged for certificates representing shares of Bancorp Common Stock or cash, or both, as provided in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Mid-Valley for 12 months after the Effective Time will be paid to Bancorp. Any shareholders of Mid-Valley who have not previously complied with this Article III shall thereafter look only to Bancorp for payment of the Merger Consideration and unpaid dividends and distributions on the Bancorp Common Stock deliverable in respect of each share of Mid-Valley Common Stock that such shareholder is entitled to receive pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, none of Bancorp, WCB, Mid-Valley, the Exchange Agent, or any other person shall be liable to any former holder of shares of Mid-Valley Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Mid-Valley Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such

Certificate to be lost, stolen or destroyed and, if required by Bancorp, the posting by such person of a bond in such amount as Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Mid-Valley Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Mid-Valley Certificate the shares of Bancorp Common Stock, cash, and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(g) Mid-Valley Certificates surrendered for exchange by any person constituting an “affiliate” of Mid-Valley for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), shall not be exchanged for certificates representing Bancorp Common Stock until Bancorp has received a written agreement from such person as specified in Section 7.5.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MID-VALLEY

        Except as set forth in the disclosure schedule of Mid-Valley delivered to Bancorp and WCB concurrently herewith (the “Mid-Valley Disclosure Schedule”), Mid-Valley hereby represents and warrants to Bancorp and to WCB as follows:

        4.1 Corporate Organization.

(a) Mid-Valley is an Oregon state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Oregon, with its principal executive offices located in Woodburn, Oregon. Mid-Valley has the banking power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify will not have or be reasonably likely to have a Material Adverse Effect (as defined below) on Mid-Valley. Mid-Valley has previously furnished Bancorp true and correct copies of its Articles of Incorporation and Bylaws as in effect as of the date of this Agreement. Mid-Valley is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation to the fullest extent permitted by law and all premiums and assessments required to be paid in connection therewith have been paid. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Bancorp, WCB, Mid-Valley or the Surviving Bank, as the case may be, a material adverse effect on the business, results of operations or financial condition or prospects of such party and its Subsidiaries taken as a whole.

(b) Mid-Valley has no Subsidiaries. As used in this Agreement, the word “Subsidiary” means any bank, corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes.

(c) Mid-Valley does not own beneficially, directly or indirectly, more than 5 percent of any class of equity securities or similar interests of any corporation, bank, business trust, association, or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

(d) Except as set forth on the Mid-Valley Disclosure Schedule, the minute book of Mid-Valley accurately reflects in all material respects all corporate actions of the shareholders and board of directors (including committees of the board of directors) of Mid-Valley.

        4.2 Capitalization. The authorized capital stock of Mid-Valley consists of 5,000,000 shares of capital stock of one class, Mid-Valley Common Stock. At the close of business on January 31, 2006, there were 1,146,930 shares of Mid-Valley Common Stock outstanding, and no shares of Mid-Valley Common Stock were reserved for issuance under outstanding agreements, other than 302,700 shares of Mid-Valley Common Stock issuable upon the exercise of outstanding stock options issued under the Mid-Valley Stock Option Plans. All of the issued and outstanding shares of Mid-Valley Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no liability attaching to the ownership thereof. Except as stated above, Mid-Valley does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Mid-Valley Common Stock or any securities representing the right to purchase or otherwise receive any shares of Mid-Valley Common Stock. Mid-Valley has previously provided Bancorp with a true and correct list of the option holders, the date each option to purchase Mid-Valley Common Stock was granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Mid-Valley Stock Option Plans. Since September 30, 2005, no shares of Mid-Valley capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Mid-Valley, and no dividends or other distributions have been declared, set aside, made or paid to Mid-Valley shareholders.

        4.3 Authority; No Violation.

(a) Mid-Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except that Mid-Valley must obtain shareholder approval before such transactions can be consummated. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of Mid-Valley. The board of directors of Mid-Valley has directed that the Merger be submitted to Mid-Valley’s shareholders for approval at a meeting of such shareholders and, except for approval of the Merger by the affirmative vote of the holders of two-thirds of the outstanding shares of Mid-Valley Common Stock, no other corporate proceedings on the part of Mid-Valley are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mid-Valley and (assuming due authorization, execution and delivery by Bancorp and WCB) constitutes a valid and binding obligation of Mid-Valley, enforceable against Mid-Valley in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Mid-Valley nor the consummation by Mid-Valley of the transactions contemplated hereby, nor compliance by Mid-Valley with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Mid-Valley, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid-Valley or its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Mid-Valley under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mid-Valley is a party, or by which it or its properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on Mid-Valley.

        4.4 Consents and Approvals. Except for (i) the filing of any requisite applications with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and with the Federal Deposit Insurance Corporation (the “FDIC”) in connection with the Merger, (ii) the filing of any required applications or notices with any state agencies and approval of such applications and notices with respect to the Merger (the “State Approvals”), (iii) the filing with the Securities and Exchange Commission (“SEC”) and the FDIC of a proxy statement/prospectus in definitive form relating to the meeting of Mid-Valley’s shareholders to be held in connection with approval of the Merger (the “Proxy Statement”) and the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included, (iv) the filing of the Plan of Merger with the Oregon Director pursuant to the Act, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bancorp Common Stock pursuant to this Agreement, (vi) the approval of the Merger by the shareholders of Mid-Valley, and (vii) the consents and approvals set forth in the Mid-Valley Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (A) the execution and delivery by Mid-Valley of this Agreement and (B) the consummation by Mid-Valley of the Merger and the other transactions contemplated hereby.

        4.5 Reports. Except as described in the Mid-Valley Disclosure Schedule, Mid-Valley has timely and properly filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2003, with (i)  any state regulatory authority, (ii) the FDIC, and (iii) any self-regulatory organization (collectively, “Regulatory Agencies”), and all other material reports and statements required to be filed by it since January 1, 2003, and has paid all fees and assessments due and payable in connection therewith. All such reports and statements filed with any Regulatory Agency are collectively referred to herein as the “Mid-Valley Reports.” As of their respective dates, the Mid-Valley Reports complied in all material respects with all the rules and regulations promulgated by applicable Regulatory Agencies and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Mid-Valley Reports have been provided to Bancorp by Mid-Valley or the information in such reports is available to Bancorp on www.ffiec.gov. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Mid-Valley, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Mid-Valley, investigation into the business or operations of Mid-Valley since January 1, 2003. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examination of Mid-Valley.

        4.6 Financial Statements. Mid-Valley has previously delivered to Bancorp copies of the balance sheets of Mid-Valley as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows for 2002 through 2004, inclusive, in each case accompanied by the audit report of Symonds, Evans & Company, P.C., an independent registered public accounting firm, and (b) the unaudited balance sheet of Mid-Valley as of September 30, 2005, and the related unaudited statement of income, cash flows and changes in shareholders’ equity for the nine-month period then ended. The financial statements referred to in this Section 4.6 (including the related notes) fairly present the results of the operations and changes in shareholders’ equity and financial position of Mid-Valley for the respective periods or as of the respective dates and each of such statements has been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto, subject to normal year-end adjustments in the case of unaudited statements and except that unaudited statements do not include all applicable footnotes.

        4.7 Broker’s Fees. Except for D. A. Davidson & Co., neither Mid-Valley nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

        4.8 Absence of Certain Changes or Events.

(a) Since September 30, 2005, Mid-Valley has not, except for increases in the ordinary course of business consistent with past practice and except as described in the Mid-Valley Disclosure Schedule, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses.

(b) Since September 30, 2005, (i) Mid-Valley has not incurred any material liability, except in the ordinary course of business consistent with past practice and except for the incurrence of expenses related to this Agreement and the transactions contemplated hereby and (ii) no event has occurred that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mid-Valley.

        4.9 Legal Proceedings. Mid-Valley is not a party to any, and there are no pending or, to the best of Mid-Valley’s knowledge, threatened, legal, administrative, arbitral or other proceedings or investigations of any nature (i) against Mid-Valley or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Mid-Valley or its assets. The Mid-Valley Disclosure Schedule includes a list of all litigation involving Mid-Valley that was material to Mid-Valley’s business taken as a whole and that has been active or been threatened in writing since January 1, 2003.

        4.10 Taxes and Tax Returns.

(a) Mid-Valley has filed all federal, state, county, local and foreign tax returns (all such returns being accurate and complete in all material respects) required to be filed by it on or prior to the date hereof (and as of the date of any certificate delivered pursuant to Section 8.2(a) of this Agreement) and has paid or made provisions for the payment of all Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges that (1) are not yet delinquent or are being contested in good faith and (2) have not been finally determined. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Mid-Valley, nor has Mid-Valley been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Mid-Valley from its employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Mid-Valley, (ii) federal, state, county and local returns that are accurate and complete in all material respects have been filed by Mid-Valley for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Mid-Valley in its financial statements, and (iv) there are no tax liens upon any property or assets of Mid-Valley except liens for current taxes not yet due.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments, together with all penalties and additions to tax and interest thereon.

(c) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Mid-Valley would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Mid-Valley under any contract, plan, program, arrangement or understanding will occur as a result of payments made on or prior to the Closing Date.

        4.11 Employee Benefits.

(a) The Mid-Valley Disclosure Schedule sets forth a true and complete list of each material plan, arrangement or agreement regarding compensation or benefits for any employees, former employees, directors, or former directors that is maintained, sponsored or obligated to be contributed to as of the date of this Agreement (the “Mid-Valley Benefit Plans”) by Mid-Valley.

(b) Mid-Valley has delivered to Bancorp true and complete copies of each of the Mid-Valley Benefit Plans and the most recent determination letter from the Internal Revenue Service or opinion letter (if applicable) for each such plan.

(c) Except as set forth in the Mid-Valley Disclosure Schedule, (i) each of the Mid-Valley Benefit Plans has been operated and administered in all material respects in compliance with its provisions and applicable law, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, (ii) each of the Mid-Valley Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Mid-Valley Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Mid-Valley Benefit Plan did not, as of its latest valuation date, exceed the then current market value of the assets of such Mid-Valley Benefit Plan allocable to such accrued benefits, (iv) no Mid-Valley Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Mid-Valley beyond their retirement or other termination of service, other than (x) coverage mandated by applicable law other than as a result of having to follow the Plan’s terms, (y) deferred compensation benefits accrued as liabilities on the books of Mid-Valley or (z) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), (v) no liability under ERISA has been incurred by Mid-Valley that has not been satisfied in full, and no condition exists that presents a material risk to Mid-Valley of incurring a material liability thereunder, (vi) no Mid-Valley Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA or a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, (vii) all contributions or other amounts payable by Mid-Valley as of the Effective Time with respect to each Mid-Valley Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, ERISA and the Code, (viii) Mid-Valley has not engaged in a transaction which could result in either a material civil penalty or a material tax, (ix) Mid-Valley is not a member of an affiliated service group, as defined in Code Section 414(m), and does not have any leased employees, as defined in Code Section 414(n), and (x) to the best knowledge of Mid-Valley, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Mid-Valley Benefit Plans or any trusts related thereto. Mid-Valley has no subsidiary, trade or business, whether or not incorporated, that would be deemed an affiliate for purposes of ERISA.

(d) Except as set forth in the Mid-Valley Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment, including, without limitation, severance, unemployment compensation, golden parachute or otherwise, becoming due to any director, officer or employee of Mid-Valley, (ii) materially increase any benefits otherwise payable under any Mid-Valley Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        4.12 Compliance With Applicable Law.

(a) Mid-Valley holds and has at all times held all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in default in any material respect under any, applicable laws, statutes, orders, rules, or regulations of any Governmental Entity relating to Mid-Valley, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Mid-Valley, and Mid-Valley does not know of, nor has it received notice of, any material violations of any of the above.

(b) Except as would not have a Material Adverse Effect, (i) no real property presently or previously owned, or presently operated or leased by Mid-Valley or, to the best of its knowledge, securing any obligations owed to it has been used as a storage site for hazardous wastes or disposal site for hazardous substances or wastes within the meaning of any applicable federal, state, or local statute, law, rule, or regulation, and no hazardous wastes have been transferred from or to such real property, (ii) no real property previously operated or leased by Mid-Valley was used as a storage site for hazardous wastes or a disposal site for hazardous substances or wastes and no hazardous wastes were transferred from or to such real property during the time of such operation or lease, (iii) no Governmental Entity has issued any citation or notice of violation relating to any environmental matter concerning any real property owned, operated, or leased by Mid-Valley or, to the best of its knowledge, securing any obligations owed to it, and Mid-Valley has not received any notice that any such real property may or will be included on any list of areas affected by any release of any hazardous substance or that it has or may be named as a responsible or potentially responsible party with respect to any hazardous substance site, and (iv) Mid-Valley has not received any notice of any threatened investigation, proceeding, or litigation concerning any such real property with respect to any environmental matter and does not know of any basis for any such investigation, proceeding, or litigation.

        4.13 Certain Contracts. Except as set forth on the Mid-Valley Disclosure Schedule,

(a) Mid-Valley is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Mid-Valley, Bancorp, the Surviving Bank, or any of their respective Subsidiaries to any officer or employee thereof, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC), (iv) that restricts the conduct of any line of business by Mid-Valley, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Mid-Valley has previously delivered to Bancorp true and correct copies of all employment, consulting, and compensation agreements that are in writing and a written summary of all such contracts that are material to Mid-Valley and not in writing. Each contract, arrangement, commitment or understanding of the type described in this section, whether or not set forth in the Mid-Valley Disclosure Schedule, is referred to herein as a “Mid-Valley Contract.” Mid-Valley does not know of, nor has it received notice of, any violation of any Mid-Valley Contract by any of the other parties thereto that, individually or in the aggregate, would have a Material Adverse Effect on Mid-Valley.

(b) (i) Each Mid-Valley Contract is valid and binding and in full force and effect, (ii) Mid-Valley has in all material respects performed all obligations required to be performed by it to date under each Mid-Valley Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Mid-Valley, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Mid-Valley or, to the knowledge of Mid-Valley, on the part of any other party under any such Mid-Valley Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Mid-Valley. Section 4.4 of the Mid-Valley Disclosure Schedule specifies consents and approvals that are required by a party to a Mid-Valley Contract to maintain such Mid-Valley Contract in effect following the Merger.

        4.14 Properties. Except as disclosed or reserved against in its financial statements described in Section 4.6 of this Agreement, and except as set forth in the Mid-Valley Disclosure Schedule, Mid-Valley has good and marketable title, free and clear of all liens, pledges, security interests or other encumbrances or restrictions of any kind (other than liens for current taxes not yet delinquent) to all of the properties and assets, tangible or intangible, owned by it as of the date of this Agreement. All leased properties, whether real property, fixtures, equipment or other property, are leased under leases or subleases that, if a Mid-Valley Contract, would satisfy the requirements of Section 4.13(b) above and that are enforceable in accordance with their respective terms (except as they may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equity principles).

        4.15 Agreements With Regulatory Agencies. Mid-Valley is not subject to any cease-and-desist or other order issued by, is not a party to any written agreement, consent agreement or memorandum of understanding with, is not a party to any commitment letter or similar undertaking to, is not subject to any order or directive by, is not a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of (each, whether or not set forth in the Mid-Valley Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business.

        4.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the balance sheets of Mid-Valley referenced in Section 4.6, except for liabilities incurred in the ordinary course of business consistent with past practice, and except as set forth in the Mid-Valley Disclosure Schedule, since September 30, 2005, Mid-Valley has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has or could result in a liability in excess of $100,000.

        4.17 Fiduciary Activities. Mid-Valley has properly administered in all material respects, all accounts which could reasonably be expected to be material to its financial condition and for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Mid-Valley nor any director, officer or employee of Mid-Valley has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of Mid-Valley, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

        4.18 Material Interests of Certain Persons. No officer or director of Mid-Valley, or any “associate” (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Mid-Valley. The Mid-Valley Disclosure Schedule sets forth a summary of the Loans (as defined in Section 4.21(a)) from Mid-Valley to the present officers, directors and employees of Mid-Valley, and any associate or related interest of any such person, which Loans were required to be approved by or reported to the board of directors of Mid-Valley.

        4.19 Registration Obligations. Mid-Valley is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

        4.20 Patents, Trademarks and Trade Names. The Mid-Valley Disclosure Schedule sets forth a correct and complete list of (i) all patents, registered trademarks, trade names and registered copyrights owned by Mid-Valley (“Mid-Valley Proprietary Intellectual Property”) and (ii) all patents, registered trademarks, trade names, copyrights, technology and processes used by Mid-Valley in its business which are used pursuant to a license or other right granted by a third party (together with the Mid-Valley Proprietary Intellectual Property, herein referred to as the “Mid-Valley Intellectual Property”). Mid-Valley owns, or has the right to use pursuant to valid and effective agreements, all Mid-Valley Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights in a manner that would have a Material Adverse Effect on Mid-Valley. Mid-Valley will use its reasonable best efforts to obtain any consents relating to Mid-Valley Intellectual Property that are described as material on Schedule 4.4 of the Mid-Valley Disclosure Schedule. No claims are pending or, to the best knowledge of Mid-Valley, threatened against Mid-Valley by any person with respect to the use of any Mid-Valley Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Mid-Valley Intellectual Property. To the best knowledge of Mid-Valley, the current use by Mid-Valley of the Mid-Valley Intellectual Property does not infringe on the rights of any person, except for such infringements which in the aggregate could not reasonably be expected to have a Material Adverse Effect on Mid-Valley.

        4.21 Loan Portfolio.

(a) Except as set forth in the Mid-Valley Disclosure Schedule, Mid-Valley is not a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of December 31, 2005, over 90 days delinquent in payment of principal or interest or in default of any other provision.

(b) Except where failure would not have a Material Adverse Effect, each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

        4.22 Allowance for Loan Losses. The allowance for loan losses shown on the balance sheet of Mid-Valley as of September 30, 2005 was, and the allowance for loan losses to be shown on subsequent financial statements of Mid-Valley prepared prior to the Closing Date will be, adequate to provide for reasonably anticipated losses, net of recoveries, on loans outstanding (including accrued interest receivable) as of the dates thereof.

        4.23 Insurance. The Mid-Valley Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by Mid-Valley

(“Insurance Policies”). Mid-Valley is insured with reputable insurers against such risks and in such amounts as the management of Mid-Valley reasonably determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Mid-Valley is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

        4.24 Internal Controls. Mid-Valley has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management’s general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Mid-Valley is permitted only in accordance with management’s general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

        4.25 Accuracy of Information. The statements with respect to Mid-Valley contained in this Agreement, the Mid-Valley Disclosure Schedule, and any other written documents executed and delivered by or on behalf of Mid-Valley pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BANCORP AND WCB

        Except as set forth in the disclosure schedule of Bancorp and WCB delivered to Mid-Valley concurrently herewith (the “Bancorp Disclosure Schedule”), Bancorp and WCB each hereby represent and warrant to Mid-Valley as follows:

        5.1 Corporate Organization.

(a) Bancorp is a corporation duly organized and validly existing under the laws of the State of Oregon. Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Bancorp. Bancorp is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

(b) The WCB Disclosure Schedule sets forth a complete and correct list of all Subsidiaries of Bancorp, all shares or other ownership interests of which are owned by Bancorp free and clear of any liens, charges, encumbrances, and security interests whatsoever. All of such shares or other interests are duly authorized and validly issued and are fully paid and free of preemptive rights, with no liability attaching to the ownership thereof. No Subsidiary of Bancorp has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Each Subsidiary of Bancorp (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Bancorp or WCB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth on the Bancorp Disclosure Schedule, Bancorp does not own beneficially, directly or indirectly, more than 5 percent of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

(d) The minute books of Bancorp and each Subsidiary of Bancorp accurately reflect in all material respects all corporate actions of its shareholders and board of directors (including committees of the boards of directors).

        5.2 Capitalization. (a) The authorized capital stock of Bancorp consists of (i) 50,000,000 shares of Bancorp Common Stock, of which as of December 31, 2005, 14,723,734 shares were issued and outstanding, and (ii) 10,000,000 shares of preferred stock no par value, none of which is outstanding. As of December 31, 2005, no shares of Bancorp Common Stock were reserved for issuance under outstanding agreements, other than 1,693,135 shares of Bancorp Common Stock issuable upon the exercise of outstanding stock options. All of the issued and outstanding shares of Bancorp Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no liability attaching to the ownership thereof. Except as stated above, Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bancorp Common Stock or any other equity securities of Bancorp or any securities representing the right to purchase or otherwise receive any shares of Bancorp Common Stock. The shares of Bancorp Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no liability attaching to the ownership thereof.

        5.3 Authority; No Violation.

(a) Bancorp and WCB each have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the boards of directors of Bancorp and WCB and by Bancorp, as the sole shareholder of WCB. No further corporate proceedings on the part of Bancorp or WCB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bancorp and WCB and (assuming due authorization, execution and delivery by Mid-Valley) constitutes a valid and binding obligation of Bancorp and WCB, enforceable against Bancorp and WCB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Bancorp or WCB, nor the consummation by Bancorp or WCB of the transactions contemplated hereby, nor compliance by Bancorp or WCB with any of the terms or provisions hereof, will (i) violate any provisions of the Articles of Incorporation or Bylaws of Bancorp or WCB or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancorp or any Subsidiary of Bancorp or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Bancorp, WCB or any Subsidiary of Bancorp under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp or any Subsidiary of Bancorp is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Bancorp or WCB.

        5.4 Consents and Approvals. Except for (i) the filing of any requisite applications and notices, as applicable, with the Federal Reserve Board and with the FDIC in connection with the Merger, (iii) the filing of the State Approvals, (iv) the filing with the SEC and the FDIC of the Proxy Statement and the S-4, (v) the filing of the Plan of Merger with the Oregon Director, (vi) such filings and approvals as are required to be made or obtained under the securities or Blue Sky laws of various states in connection with the issuance of the shares of Bancorp Common Stock pursuant to this Agreement, (vii) the application listing on the Nasdaq National Market the shares of Bancorp Common Stock to be issued to the holders of Mid-Valley Common Stock in the Merger, and (viii) the approval of the Merger by the shareholders of Mid-Valley as provided in Section 8.1(a) below, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Bancorp and WCB of this Agreement and (B) the consummation by Bancorp and WCB of the Merger and the other transactions contemplated hereby.

        5.5 Financial Reports and SEC Documents; Material Adverse Effect.

(a) Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “Bancorp’s SEC Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Bancorp SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Bancorp and the Bancorp Subsidiaries as of its date and each of the statements of income and changes in shareholders’ equity and cash flows in such Bancorp SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Bancorp for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of unaudited statements and except that unaudited statements do not include all applicable footnotes.

(b) Since September 30, 2005, (A) each of Bancorp and its Subsidiaries has conducted its respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, would reasonably be expected to have a Material Adverse Effect with respect to Bancorp or any Subsidiary of Bancorp.

        5.6 Reports. Bancorp, WCB and each other Bancorp Subsidiary has timely and properly filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003, with applicable Regulatory Agencies, and all other material reports and statements required to be filed by them since January 1, 2003, and have paid all fees and assessments due and payable in connection therewith. All such reports and statements filed with any Regulatory Agency are collectively referred to herein as the “WCB Reports.” As of their respective dates, the WCB Reports complied in all material respects with all the rules and regulations promulgated by applicable Regulatory Agencies, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Bancorp and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Bancorp, investigation into the business or operations of Bancorp or any of the Bancorp Subsidiaries since January 1, 2003. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Bancorp or any of the Bancorp Subsidiaries.

        5.7 Brokers’ Fees. Neither Bancorp nor any Bancorp Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

        5.8 Legal Proceedings. Neither Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Bancorp’s knowledge, threatened, legal, administrative, arbitral or other proceedings or investigations of any nature (i) against Bancorp or any of its Subsidiaries that, either alone or when combined with all similar proceedings, has or could result in a liability in excess of $1,000,000 or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Bancorp or any of its Subsidiaries, or upon the assets of Bancorp or any is of its Subsidiaries, except those which would not have a Material Adverse Effect on Bancorp and its Subsidiaries taken as a whole.

        5.9 Allowance for Loan Losses. The allowance for loan losses shown on the consolidated balance sheet of Bancorp as of September 30, 2005 was, and the allowance for loan losses to be shown on subsequent consolidated financial statements of Bancorp prepared prior to the Closing Date will be, adequate to provide for reasonably anticipated losses, net of recoveries, on loans outstanding (including accrued interest receivable) as of the dates thereof.

        5.10 Compliance With Applicable Law. Bancorp and each Bancorp Subsidiary holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and has complied with and is not in default in any material respect under any, applicable laws, statutes, orders, rules, or regulations of any Governmental Entity relating to Bancorp or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp or WCB, and neither Bancorp nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

        5.11 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Bancorp as of September 30, 2005, except for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005, and except as set forth in the Bancorp Disclosure Schedule, since September 30, 2005, neither Bancorp nor any Bancorp Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has or could result in a liability in excess of $1,000,000.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

        6.1 Conduct of Mid-Valley Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Bancorp, Mid-Valley shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice and maintain its corporate existence in good standing, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, (iii) maintain proper business and accounting records in accordance with GAAP and past practice, (iv) use all commercially reasonable efforts to obtain any approvals or consents required to maintain existing contracts in effect following the Merger and (v) take no action that would adversely affect or delay the ability of Mid-Valley or Bancorp to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(b) below) or to perform its covenants and agreements under this Agreement.

        6.2 Negative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as described in the Mid-Valley Disclosure Schedule, Mid-Valley shall not, without the prior written consent of Bancorp, which consent Mid-Valley may obtain from either Bancorp’s Chief Executive Officer or its Chief Financial Officer:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any Loan;

(b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant or issue any stock appreciation rights or any right to acquire any shares of its capital stock; or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

(c) except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, or cancel, release or assign any indebtedness;

(d) except for transactions in the ordinary course of business consistent with past practice and except for the enforcement of bona fide security interests, make any material investment either by purchase of stock or securities (except as permitted by Section 6.2(j)) contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(e) enter into or terminate any contract or agreement, or make any change in any of its Loans, leases or contracts, other than (i) renewals of Loans, contracts and leases without material adverse changes of terms, (ii) extensions of Loans or other credit facilities in the ordinary course of business consistent with past practice and in an amount as to any individual transaction not exceeding $500,000 (except under preexisting commitments), (iii) increases in principal amounts owing under any outstanding Loans, provided any such Loan is not then on Mid-Valley’s watch list and, provided further, that the Loan would not be in excess of $500,000immediately after the increase, (iv) any contract listed in the Mid-Valley Disclosure Schedule as an exception to this covenant and (v) other leases or contracts involving the payment or receipt, as to any individual lease or contract, of an amount not exceeding $30,000;

(f) pay any bonuses to employees, officers and directors other than bonuses properly and fully accrued in the financial statements of Mid-Valley referenced in Section 4.6 and earned under the terms of Mid-Valley bonus plans or programs in place as of September 30, 2005, increase or accelerate in any manner the compensation or fringe benefits of any of its employees other than increases for employees in the ordinary course of business consistent with past practice; become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement; or enter into or commit itself to enter into any employment agreement with or for the benefit of any employee or potential employee;

(g) make any contribution to any benefit plan except as required by the terms of such plan in effect as of the date of this Agreement;

(h) settle any claim, action or proceeding against Mid-Valley for any payment in excess of $10,000;

(i) amend its articles of incorporation or its bylaws;

(j) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; provided, however, that, during any calendar month, purchases and/or sales of securities for or from Mid-Valley’s investment portfolio will not be deemed to be a material restructuring or change in the investment portfolio, if the total of such purchases and sales during the month is no more than 10 percent of the value of the investment portfolio at the beginning of such month;

(k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(l) agree to take any of the actions prohibited by this Section 6.2.

        6.3 Bancorp Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Bancorp shall not, and shall not permit any Subsidiary of Bancorp to, without the prior written consent of Mid-Valley:

(a) reclassify any of its capital stock or make, declare, or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock (except for regular cash dividends in amounts determined by Bancorp’s Board of Directors, dividends paid to Bancorp by any of its wholly owned Subsidiaries and repurchases of Bancorp Common Stock in accordance with Bancorp’s existing share repurchase program);

(b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VIII not being satisfied or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(c) take any action that would adversely affect or delay its ability to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under this Agreement;

(d) amend its articles of incorporation or bylaws; or

(e) agree to take any of the actions prohibited by this Section 6.3.

ARTICLE VII
ADDITIONAL AGREEMENTS

        7.1 Regulatory Matters.

(a) Bancorp and Mid-Valley will promptly prepare the Proxy Statement, Bancorp will promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus, and Mid-Valley will promptly file the Proxy Statement with the FDIC. Each of Bancorp and Mid-Valley will use all reasonable efforts to have the S-4 declared effective under the Securities Act, and to have the FDIC approve the Proxy Statement for mailing, as promptly as practicable after such filings, and Mid-Valley will thereafter mail the Proxy Statement to its shareholders. Bancorp shall also use all reasonable efforts to obtain all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement, and Mid-Valley shall furnish all information concerning Mid-Valley and the holders of Mid-Valley Common Stock as may be reasonably requested in connection with any such action, and Bancorp shall furnish all information concerning Bancorp and WCB and the holders of Bancorp Common Stock as may reasonably be requested in connection with any such action, all of which information will be true and correct as of the date provided.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all waivers, permits, consents, approvals and authorizations of all Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (all such waivers, permits, consents, approvals and authorizations being referred to herein as the “Requisite Regulatory Approvals”), and to comply with the terms and conditions of all Requisite Regulatory Approvals, and to obtain as promptly as practicable all consents of third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. Bancorp and Mid-Valley shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Bancorp and its Subsidiaries or Mid-Valley, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all Requisite Regulatory Approvals and all consents of third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Bancorp and Mid-Valley shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, or any other statement, filing, notice or application made by or on behalf of Bancorp, its Subsidiaries or Mid-Valley to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Bancorp and Mid-Valley shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

        7.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Mid-Valley shall afford to the officers, employees, accountants, counsel and other representatives of Bancorp, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (other than reports or documents which Mid-Valley is not permitted to disclose under applicable law) and all other information concerning its business, properties and personnel as such party may reasonably request. Mid-Valley shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Mid-Valley customers, jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) Bancorp shall hold all information furnished to it pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 23, 2005, between Bancorp and Mid-Valley (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        7.3 Shareholder Approval. Mid-Valley shall call a meeting of its shareholders to be held as soon as practicable for the purpose of submitting the Merger to its shareholders for approval. Subject to fiduciary requirements under applicable law, the board of directors of Mid-Valley shall recommend such approval to its shareholders and shall use reasonable efforts to solicit such approval.

        7.4 Legal Conditions to Merger; Closing Documents. Each of Bancorp and Mid-Valley shall, and Bancorp shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper, or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other parties to obtain) all Requisite Regulatory Approvals and the consent of any other third party which is required to be obtained by Mid-Valley or Bancorp or its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and (c) to deliver at the Closing all opinions, certificates, and other documents required to be delivered by it at the Closing.

        7.5 Affiliates. Each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Mid-Valley has delivered or will deliver a written agreement, substantially in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Bancorp Common Stock held by such “affiliate” as and to the extent described in the Agreement. Notwithstanding any other provision of this Agreement, no certificate for Bancorp Common Stock shall be delivered in exchange for Mid-Valley Certificates held by any such “affiliate” who shall not have executed and delivered such an agreement.

        7.6 Employee Benefit Plans.

(a) Mid-Valley will take all action necessary or required to terminate or amend, if requested by Bancorp, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Closing Date of the Merger.

(b) Not less than 30 days prior to the Closing Date, Mid-Valley will prepare and mail to each holder of stock options granted under the Mid-Valley Stock Option

Plans a notice in accordance with the plans and the related award agreements informing each such holder that unexercised options will be cancelled at the Effective Time of the Merger, in exchange for a cash payment, in accordance with Section 2.4 of this Agreement.

(c) From and after the Effective Time, and subject to applicable law, Bancorp shall provide to the employees of Bancorp and its Subsidiaries who formerly were employees of Mid-Valley employee benefits substantially the same as those provided to similarly situated employees of Bancorp and its Subsidiaries. From and after the Effective Time, employees of Bancorp or its Subsidiaries who were employees of Mid-Valley immediately prior to the Effective Time shall receive full credit for all purposes under any qualified retirement and welfare benefit plans, non-qualified benefit plans, and compensation plans of Bancorp (including severance, vacation and sick leave), except the accrual of benefits, for their length of service prior to the Effective Time with Mid-Valley to the extent such service would be recognized under such plans if such service had been with Bancorp and its Subsidiaries and to the extent that service credit would not violate any applicable income tax qualification rule. Employees of WCB after the Effective Time who were formerly employees of Mid-Valley will be entitled to carry over unused vacation days and sick leave accrued as of the Closing Date, provided future accrual of vacation days and sick leave and the use of such benefits will be subject to limitations under Bancorp policies as in effect from time to time.

        7.7 Indemnification; Directors' and Officers' Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Mid-Valley (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on (i) the fact that he or she is or was a director or officer of Mid-Valley, or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Bancorp shall indemnify and hold harmless, as permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney fees) and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b) Any Indemnified Party wishing to claim indemnification under Section 7.7(a), upon learning of any claim, action, suit, proceeding or investigation, shall promptly notify Bancorp thereof, provided that the failure to so notify shall not affect the obligations of Bancorp under this Section 7.7 except to the extent such failure to notify materially prejudices Bancorp. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation, (1) Bancorp shall have the right to assume the defense thereof and upon such assumption Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Bancorp elects not to assume such defense or counsel for the Indemnified Parties or if Bancorp advises the Indemnified Parties that there are issues which raise conflicts of interest between Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Bancorp, and Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that the use of one counsel would present such counsel with a conflict of interest, and (2) such Indemnified Party shall cooperate fully in the defense of such matter. Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and Bancorp shall have no obligation to any Indemnified Party if a court of competent jurisdiction shall determine that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Notwithstanding the foregoing, Bancorp shall have no obligation to indemnify the Indemnified Parties except to the extent they would be entitled to such indemnification under the provisions of Bancorp’s articles of incorporation or bylaws or any agreement to which Bancorp is a party as in effect on the date of this Agreement if such Indemnified Parties had been officers or directors of Bancorp at the time of the event giving rise to such indemnification.

(c) For a period of three years from the Effective Time, Bancorp shall use its best efforts to cause to be maintained in effect the current policies of directors and officers’ insurance maintained by Mid-Valley (provided that Bancorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not substantially less advantageous than such policy) with respect to claims arising from acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that if Bancorp is unable to maintain or obtain the insurance called for by this Section 7.7(c), Bancorp shall use its best efforts to obtain as much comparable insurance as is available.

(d) In the event Bancorp or any of its successors or assigns (i) consolidates with or merges into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, corporation, or other entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Bancorp assume the obligations set forth in this Section 7.7.

(e) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        7.8 Competing Transactions. Neither Mid-Valley, nor any of its directors, officers, representatives or agents, will, directly or indirectly, solicit, authorize the solicitation of, or, except to the extent that the board of directors of Mid-Valley shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any other entity or group concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Mid-Valley, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security of Mid-Valley, (iii) to purchase, lease or otherwise acquire the assets of Mid-Valley, except in the ordinary course of business or (iv) to merge, consolidate or otherwise combine with Mid-Valley. Notwithstanding anything herein to the contrary, Mid-Valley and its board of directors shall be permitted to comply with Rule 14e-2 promulgated under the Exchange Act with respect to any such acquisition proposal. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Mid-Valley concerning any of the foregoing, Mid-Valley will promptly disclose such offer or inquiry to Bancorp.

        7.9 Additional Agreements. In case, at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Bancorp. Pending the Effective Time, Bancorp and Mid-Valley shall consult with one another and cooperate as reasonably requested by Bancorp to facilitate the integration of their respective operations as promptly as practicable after the Effective Time. Such cooperation shall include, if requested, communicating with employees, consultation regarding material contracts, renewals, and capital commitments to be entered into by Mid-Valley, making reasonable arrangements for employee training prior to the Effective Time, and taking action to facilitate an orderly conversion of data processing operations to occur promptly following the Effective Time.

        7.10 Advise of Changes. Bancorp and Mid-Valley shall each promptly advise the other party of any change or event having, or that would be reasonably likely to have, a Material Adverse Effect on Bancorp or WCB, on one hand, or Mid-Valley, on the other hand, or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

        7.11 Publicity. Except as otherwise required by applicable law, neither Bancorp nor Mid-Valley shall, and Bancorp shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        7.12 Nasdaq Listing. Bancorp agrees to use its reasonable best efforts to list, prior to the Closing Date, on the Nasdaq National Market shares of Bancorp Common Stock to be issued to the holders of Mid-Valley Common Stock in the Merger.

        7.13 Accruals and Reserves. To the extent permitted by GAAP, Mid-Valley will establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary to provide for the costs and expenses relating to the consummation by Mid-Valley of the Merger and the other transactions contemplated by this Agreement.

        7.14 Salary Continuation Agreements. As of the Effective Time, Bancorp shall assume and honor, and shall cause WCB to assume and honor, in accordance with their terms all agreements listed in Section 7.14 of the Mid-Valley Disclosure Schedule. The provisions in this Section 7.14 are intended to be for the benefit of, and shall be enforceable by, each officer who is a party to such an agreement.

        7.15 Updating Disclosure Schedules. During the period between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, each of the parties shall revise and supplement its Disclosure Schedule to ensure that such Disclosure Schedule remains accurate and complete. Notwithstanding anything to the contrary contained in this Agreement, supplementation of such Disclosure Schedule following the execution of this Agreement will not be deemed a modification of that party’s representations or warranties contained herein.

ARTICLE VIII
CONDITIONS PRECEDENT

        8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)Shareholder Approval. The Merger shall have been approved and adopted by the requisite affirmative vote of the holders of Mid-Valley Common Stock.

(b)Other Approvals. All Requisite Regulatory Approvals shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and all other material consents or approvals of any third party required in connection with the consummation of the Merger as set forth in the Mid-Valley Disclosure Schedule shall have been obtained.

(c)Registration Statement; Blue Sky. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or the FDIC. Bancorp shall have received all state securities law or Blue Sky authorizations necessary to carry out the transactions contemplated by this Agreement.

(d)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(e)Nasdaq Listing. Shares of Bancorp Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

(f)Tax Opinion. Bancorp and Mid-Valley shall have received an opinion of Miller Nash LLP, dated as of the Closing Date, in a form reasonably acceptable to Mid-Valley, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Miller Nash LLP may require and rely upon representations contained in certificates of officers of Bancorp, WCB, Mid-Valley and others.

        8.2 Conditions to Obligation of Bancorp and WCB. The obligation of Bancorp and WCB to effect the Merger is also subject to the satisfaction or waiver by Bancorp and WCB at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Mid-Valley set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Bancorp shall have received a certificate signed on behalf of Mid-Valley by the Chief Executive Officer and Interim Chief Financial Officer of Mid-Valley to the foregoing effect.

(b) Performance of Obligations of Mid-Valley. Mid-Valley shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bancorp shall have received a certificate signed on behalf of Mid-Valley by the Chief Executive Officer and Interim Chief Financial Officer of Mid-Valley to such effect.

(c) No Casualty Losses, Etc. Mid-Valley shall not have sustained from the date of this Agreement any material loss or interference with its business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on Mid-Valley.

(d) No Material Adverse Change. Since September 30, 2005, no change shall have occurred and no circumstances shall exist which have had or might reasonably be expected to have a Material Adverse Effect on Mid-Valley.

(e) Comfort Certificate. Bancorp shall have received from the Chief Executive Officer and Interim Chief Financial Officer of Mid-Valley a letter, dated as of the effective date of the S-4 and updated as of the Closing Date, to the effect that:

(i) the interim quarterly financial statements of Mid-Valley for the preceding quarter are prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Mid-Valley, except that the quarterly financial statements are subject to normal year-end adjustments and do not include all applicable footnotes;

(ii) he is responsible for establishing and maintaining internal controls;

(iii) he has designed such internal controls to ensure that material information relating to Mid-Valley is made known to him by others within Mid-Valley;

(iv) he has evaluated the effectiveness of Mid-Valley’s internal controls as of December 31, 2005;

(v) he has disclosed to Mid-Valley’s auditors, to the audit and compliance committee of Mid-Valley’s board of directors, and to Bancorp:

(A) all significant deficiencies in the design or operation of internal controls that could adversely affect Mid-Valley’s ability to record, process, summarize, and report financial data and any material weaknesses in internal controls; and

(B) to the best of his knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in Mid-Valley’s internal controls.

(f)Legal Opinion. Bancorp shall have received an opinion of Tonkon Torp LLP in a form reasonably acceptable to Bancorp dated as of the Closing Date. In rendering such opinion, Tonkon Torp LLP may require and rely upon representations contained in certificates of officers of Mid-Valley and others.

(g)Dissenters’ Rights. The number of Dissenting Shares shall not exceed in the aggregate 15 percent of the outstanding shares of Mid-Valley Common Stock.

(h)Corporate Documentation. Mid-Valley shall have delivered the following to Bancorp no later than the Closing:

(A) Certified copies of the articles of incorporation and bylaws of Mid-Valley;

(B) Certificate of Good Standing of Mid-Valley issued by the Oregon Director within 10 days of the Closing Date; and

(C) Such books and records of Mid-Valley as Bancorp may reasonably request.

(i)Agreements. Each director of Mid-Valley shall have executed and delivered agreements covering the matters described in the recitals of this Agreement.

        8.3 Conditions to Obligation of Mid-Valley. The obligation of Mid-Valley to effect the Merger is also subject to the satisfaction or waiver by Mid-Valley at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. The representations and warranties of Bancorp and WCB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Mid-Valley shall have received a certificate signed on behalf of Bancorp and WCB by the Chief Executive Officer and the Chief Financial Officer of Bancorp and WCB to the foregoing effect.

(b)Performance of Obligations of WCB. Bancorp and WCB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Mid-Valley shall have received a certificate signed on behalf of Bancorp and WCB by the Chief Executive Officer and the Chief Financial Officer of Bancorpand WCB to such effect.

(c)Fairness Opinion. The opinion of D. A. Davidson & Co. dated as of the date the board of directors of Mid-Valley shall have approved this Agreement and updated or confirmed as of a date immediately before Mid-Valley mails the Proxy Statement to its shareholders, to the effect that the consideration to be received by shareholders of Mid-Valley pursuant to the Merger is fair from a financial point of view shall not have been withdrawn. Bancorp and WCB will provide D.A. Davidson & Co. such information as it may reasonably request in order to render its opinion. Mid-Valley has provided a copy of such opinion to Bancorp.

(d)No Material Adverse Change. Since September 30, 2005, no change shall have occurred and no circumstances shall exist which have had or may reasonably be expected to have a Material Adverse Effect on Bancorp or WCB.

(e)Legal Opinion. Mid-Valley shall have received an opinion of Miller Nash LLP in a form reasonably acceptable to Mid-Valley and dated as of the Closing Date. In rendering such opinion, Miller Nash LLP may require and rely upon representations contained in certificates of officers of Bancorp and/or WCB and others.

ARTICLE IX
TERMINATION AND AMENDMENT

        9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Mid-Valley:

(a) by mutual written consent of Bancorp and Mid-Valley;

(b) by either the board of directors of Bancorp or the board of directors of Mid-Valley (i) if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either the board of directors of Bancorp or the board of directors of Mid-Valley if the Merger shall not have been consummated on or before August 31, 2006 (or such later date as shall have been agreed to in writing by Bancorp and Mid-Valley acting through their respective boards of directors), unless the failure of the Closing to occur by such date shall be due to the breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, or other agreement of such party set forth herein;

(d) by either the board of directors of Bancorp or the board of directors of Mid-Valley (provided that the terminating party (and WCB, if Bancorp is the terminating party) is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

(e) by either Bancorp or Mid-Valley if approval of the shareholders of Mid-Valley shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders, including any reasonable adjournment or postponement thereof (unless Section 9.1(g) shall apply, in which case it shall control);

(f) by the board of directors of Mid-Valley upon written notice to Bancorp if the board of directors of Mid-Valley shall in good faith determine that a Takeover Proposal (as defined below) constitutes a Superior Proposal (as defined below); provided, however, that Mid-Valley shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) unless (i) it is not then in breach of any covenant contained in this Agreement, (ii) concurrently with such notice of termination it has entered into a letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal, (iii) it has provided Bancorp at least five days’ prior written notice advising Bancorp that the board of directors of Mid-Valley is prepared to accept a Superior Proposal and given Bancorp, if it so elects, an opportunity to amend the terms of this Agreement (and negotiated with Bancorp in good faith with respect to such terms) in such a manner as would enable Mid-Valley’s board of directors to proceed with the transactions contemplated by this Agreement and (iv) it delivers to Bancorp simultaneously with such notice of termination the fee referred to in Section 9.2 below. As used in this Agreement: “Takeover Proposal” means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Mid-Valley or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Mid-Valley; and “Superior Proposal” means a bona fide proposal or offer made by a person to acquire Mid-Valley pursuant to a tender or exchange offer for all of the outstanding Mid-Valley Common Stock, a merger, consolidation or other business combination, or an acquisition of all or substantially all of the assets of Mid-Valley, on terms which the board of directors of Mid-Valley shall determine in good faith, after taking into account the advice of counsel, to be more favorable to Mid-Valley and its shareholders than the transactions contemplated hereby; or

(g) by Bancorp upon written notice to Mid-Valley if (A) the board of directors of Mid-Valley fails to recommend, withdraws, or modifies in a manner materially adverse to Bancorp, its approval or recommendation of the Merger, or (B) after a third party shall have made a proposal to Mid-Valley or its shareholders to engage in or enter into an agreement with respect to an Acquisition Event (as defined below) or an Acquisition Event shall have occurred, the Merger is not approved at the meeting of Mid-Valley shareholders contemplated by this Agreement. “Acquisition Event” means any of the following: (i) a merger, consolidation or similar transaction involving Mid-Valley or any successor, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Mid-Valley representing 25 percent or more of the assets of Mid-Valley or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities represent 25 percent or more of the voting power of Mid-Valley, in each case with or by a person or entity other than Bancorp or an affiliate of Bancorp.

(h) by the board of directors of Mid-Valley, upon its prompt written notice to Bancorp prior to the Determination Date, in the event that:

(i) The Bancorp Determination Price (as defined below) is less than $24.67; and

(ii) (a) the number obtained by dividing the Bancorp Determination Price by $27.41, is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient obtained by 0.85.

For purposes of this Section 9.1(h), the following terms have the meanings indicated below:

“Bancorp Determination Price” means the price per share of Bancorp Common Stock calculated based on the average (rounded to the nearest penny) of the Daily Closing Price (as defined in Section 2.1) per such share for the three trading days (the “Measurement Period”) preceding a particular measurement date.

“Final Index Price” means the closing price applicable to the Index on the last trading day of the Measurement Period.

“Index”means the Nasdaq Bank Index.

“Initial Index Price” means the closing price applicable to the Index for the trading day immediately preceding the public announcement of this Agreement.

If Bancorp declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Bancorp Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(h).

(i) by either the board of directors of Bancorp or the board of directors of Mid-Valley, upon such terminating party’s prompt written notice to the other party prior to the Determination Date, in the event that:

(i) there shall have been (A) (1) an outbreak of war (whether or not declared) or other significant international hostilities involving the United States, (2) domestic civil disturbances within the United States, or (3) a calamity or crisis in the United States, including a terrorist act or acts within the United States, that creates a national emergency; (B) a banking moratorium or other suspension of payments by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States; or (C) adverse and material changes in economic conditions in the United States in general that dramatically disrupt the securities markets, in each case that in the terminating party’s reasonable, good faith judgment makes it inadvisable to proceed with the Merger; and

(ii) the Bancorp Determination Price (as defined in Section 9.1(h)) is less than $21.93.

        9.2 Termination Payment. If (a) this Agreement is terminated pursuant to Section 9.1(f), or (b) this Agreement is terminated pursuant to Section 9.1(g) and prior to or within 12 months after such termination, Mid-Valley shall enter into an agreement or publicly announce an intention to engage in an Acquisition Event, or an Acquisition Event shall have occurred, then Mid-Valley shall promptly pay to Bancorp a fee equal to $1,000,000.

        9.3 Effect of Termination. In the event of termination of this Agreement by either Bancorp or Mid-Valley as provided in Section 9.1, none of Bancorp, its Subsidiaries, Mid-Valley, or any of the officers or directors of any of them shall have any liability or further obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except the following provisions shall apply:

(a) Sections 7.2(b), 9.2, 9.4 ,10.1, and 10.2 of this Agreement, and the Confidentiality Agreement, shall survive any termination of this Agreement;

(b) In the event of a termination by Bancorp under Section 9.1(d), any termination under Section 9.1(g) (unless Section 9.2 applies or becomes applicable, in which case it shall control and any payments made hereunder will be applied to amounts due under Section 9.2), or a failure by Mid-Valley to use reasonable efforts to consummate the Merger in accordance with the terms of this Agreement, Mid-Valley shall promptly, but in no event later than five business days after termination, pay to Bancorp a fee of $200,000;

(c) In the event of any termination under Section 9.1(e), Mid-Valley shall promptly, but in no event later than five business days after termination, pay to Bancorp a fee of $150,000;

(d) In the event of a termination by Mid-Valley under Section 9.1(d) or failure by Bancorp to use reasonable efforts to consummate the Merger in accordance with the terms of this Agreement, Bancorp shall promptly, but in no event later than five business days after termination, pay to Mid-Valley a fee of $200,000; and

(e) Notwithstanding anything to the contrary contained in this Agreement, neither Bancorp, WCB nor Mid-Valley shall be relieved or released from any liabilities or damages arising out of a willful breach of any provision of this Agreement.

        9.4 Attorney Fees. In the event any party shall seek enforcement of any provision of this Article IX, the party that substantially prevails in such enforcement proceeding shall be entitled to recover reasonable costs and attorney fees (including at trial and on appeal). The prevailing party shall be the party which prevails affirmatively or defensively on claims having the greatest value or importance as determined by the court.

        9.5 Amendment; Waiver.

(a) Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Mid-Valley; provided, however, that after any approval of the transactions contemplated by this Agreement by Mid-Valley’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered to the Mid-Valley shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by Mid-Valley’s shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the Merger Consideration or changes the form of such consideration. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X
GENERAL PROVISIONS

        10.1 Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply in whole or in part after the Effective Time.

        10.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement shall be borne equally by Bancorp and Mid-Valley.

        10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Bancorp or WCB, to:

West Coast Bancorp 5335 S.W. Meadows Road, Suite 201 Lake Oswego, Oregon 97035 Facsimile: (503) 684-0781 Attention: Robert D. Sznewajs, President and Chief Executive Officer

with copies to:

Miller Nash LLP 111 S.W. Fifth Avenue, Suite 3400 Portland, Oregon 97204 Facsimile: (503) 224-0155 Attention: Mary Ann Frantz, Esq.

(b) if to Mid-Valley, to:

Mid-Valley Bank 1755 Mt. Hood Avenue, Suite 120 Woodburn, Oregon 97071 Facsimile: (503) 981-2371 Attention: Donald R. Judson, President and Chief Executive Officer

with copies to:

Tonkon Torp LLP 888 S.W. Fifth Ave., Ste. 1600 Portland, Oregon 97204-2099 Facsimile: (503) 972-3716 Attention: Carol Dey Hibbs, Esq.

        10.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Bancorp, WCB, Mid-Valley or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule, or regulation.

        10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        10.6 Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Oregon, without regard to any applicable conflicts of law rules thereof.

        10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.9 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

        10.10 Third Party Beneficiaries. Except as otherwise specifically provided in Section 7.7(e) and 7.14, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        IN WITNESS WHEREOF, Bancorp, WCB and Mid-Valley have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WEST COAST BANCORP
By /s/ Robert D. Sznewajs
Title President and Chief Executive Officer
WEST COAST BANK
By /s/ Robert D. Sznewajs
Title President and Chief Executive Officer
MID-VALLEY BANK
By /s/ Clarke Berryman
Title Chairman of the Board